EXHIBIT 99.1





Contact:  Michael J. Whelan                            (714) 773-
7620
          Director, Investor Relations





     Beckman Coulter Announces Debt Reduction Milestone

     Fullerton, California, July 9, 1998 - Beckman Coulter, Inc.

(NYSE: BEC), announced today that it has received approximately

$240 million from a sale and leaseback of four U.S. properties.

The company will continue to occupy the facilities under

provisions of long term leasing arrangements.  Principal use of the proceeds, received late in the second quarter, was to reduce debt incurred in financing Beckman's 1997 acquisition of Coulter

Corporation.  As a result, when the new company's second quarter financial statements are released, total debt will be about $1.12 billion, down from $1.33 billion at March 31, 1998.



     The company expects to continue generating strong operating cash flows from the recurring sale of reagents, supplies and service that supports instrument systems installed in customer laboratories.  These after market sales represent nearly 70

percent of revenues.  In the second half of 1998, most cash from operations will be used to fund ongoing integration activities.

In 1999, the principal use of cash will be to further reduce acquisition debt, improving financial flexibility.



                            - more -


Beckman Coulter Announces
Debt Reduction Milestone                                    Page Two


     Louis T. Rosso, chairman and chief executive officer said,

"The sale and leaseback of these facilities has allowed us to redirect company assets toward their most productive use.  A strengthening financial profile ultimately improves our ability to compete and realize the value in the Beckman Coulter

combination."



     Beckman Coulter, Inc. is a leading provider of instrument

systems and complementary products that simplify and automate processes in life science and clinical laboratories.  The

company's products are used throughout the world in all phases of the battle against disease, from pioneering medical research and drug discovery to diagnostic testing that aids in patient

treatment.  Pro forma annual sales for the company totaled $1.8 billion in 1997, with half of this amount generated outside the

United States.



     This press release contains forward-looking statements

concerning the company's expected reduction in debt and expected future performance.  These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control.  Actual results could differ from those

anticipated by these forward-looking statements as a result of a number of factors, including, among other things, a reduction in sales or increase in costs affecting the amount of cash available to repay debt.